Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports (1) dated February 18, 2005 with respect to the statutory-basis financial statements and schedules of Transamerica Occidental Life Insurance Company, and (2) dated March 25, 2005 with respect to the subaccounts of Transamerica Occidental Life Insurance Company Separate Account VUL-5 included in Post-Effective Amendment No.8 to the Registration Statement (Form N-6 No. 333-51916, 811-10219) and the related Prospectus and Statement of Additional Information of Transamerica Occidental Life Separate Account VUL-5.





/s/Ernst & Young LLP


Los Angeles, California
April 26, 2005